Exhibit 10.16

Lease Agreement
(English Translation)

In accordance with Contract Law of the PRC and other relevant laws and regulations, the lessor Fuyong Yingfeng Machinery & Equipment Factory (“Party A”) and the lessee Shenzhen Ritar Power Co., Ltd. (“Party B”) have reached the following agreement (the “Agreement”) through friendly negotiation.

Article 1 Lease Property

Party A agrees to lease Party B the property (the “Lease Property”) located at the second floor of block A1, 3rd Area (A) of Xinhexinxing, Fuyong Town, Bao’an District, Shenzhen with an area of 2,100 square meters.

Article 2 Usage

The Lease Property shall be used as factory, and the maximum weight that each square meter of land of the Lease Property can support is 550 kilograms. Unless agreed upon by both parties, Party B shall not alter the structure and usage of this Lease Property, or it shall bear whole liability.

Article 3 Lease Term

The lease term shall be one year, commencing on 15th March 2007 and expiring on 14th March 2008.

Article 4 Rental and Payment Mode

1)
The rent shall be RMB 25,200 Yuan per month (RMB 12 Yuan per square meter per month). After every 2 years commencing from the coming into effect of this Agreement, the rent shall increase 5% on the basis of the preceding month’s rent.

2)
The rent and other fees shall be paid monthly, and Party B shall pay the monthly rent to Party A before the 5th day of each month, and Party A shall present relevant receipts to Party B when it receives the rent (Party B shall be responsible for relevant taxes). In case Party B fails to pay the monthly rent timely, it shall pay an overdue penalty calculated as 5‰ of the unpaid overdue fees per day.

Article 5 Deposit

1)
Party B shall pay the safety deposit (the “Deposit”) RMB 50,000 to Party A on the date of the coming into effect of this Agreement. After Party B enters into the Lease Property, it shall pay the rent of the first month to Party A, and the Deposit will be returned to Party B after this Agreement expires and all the fees have been paid off.

2)	The Deposit shall not be used to set off the rent, management fee, utilities or other relevant fees.

Article 6 Date of Transfer and Improvements

1)
Party A shall deliver the Lease Property to Party B by 15th March, 2007 for improvements, and the rents shall be collected from 15th April, 2007. The plan of improvements shall be delivered to Party A in writing and approved by Party A .

2)	Party B shall pay the fees for electricity during the period of improvements.

3)	Party A shall be entitled to supervise Party B’s construction and cure any activity which may be deemed to be breach of the improvements plan.

Article 7 Rights and Obligations of Party A

1)
Party A shall provide the original facilities in relation to the use of water and electricity to Party B. In case Party B needs additional facilities related to the use of water and electricity, Party A shall choose qualified products and install them, and Party B shall bear the relevant expenses.

2)
In case Party B delays to pay the rent, management fee or fees for water and electricity to Party A for more than one month, this Agreement shall be terminated and Party A is entitled to refuse to return the Deposit to Party B.

3)
Party A shall provide the access to the original elevator (load capability:2000KG) to Party B or more parties, and Party B shall comply with relevant national rules in relation to the use of elevator. The maintenance and annual test fee shall be born by Party A, and the charge for electricity of such elevator shall be born by Party B.

Article 8 Rights and Obligations of Party B

1)
Party B shall use the Lease Property subject to relevant laws, regulations and rules and actively support and assist Party A to have the Lease Property examined and supervised by relevant authorities. Party B shall be fully responsible for the safety of the company’s personnel, property and materials.

2)
As of the execution of this Agreement or immediately following the commencement of the operation of Party B on the Lease Property, Party B shall deliver its business license and other relevant certificates to Party A for record. Party B shall bear whole liabilities which result from Party A’ s unlawful acts and also the economic loss of party A (if any).

3)	Party B shall comply with the rules issued by Party A, including, but not limited to Car Management Rules, Guest Management Rules etc.

4)
Party B shall not alter the structure of the Lease Property. In case of any special situation, Party B shall negotiate with Party A and obtain the approval of Party A to alter the structure under the supervision of testing personnel from Party A without affecting the main infrastructure of the Lease Property.

5)	No pets or other animals are allowed within the working and living area.

6)	Party will be responsible for the maintenance of this Lease Property during the term of this Agreement.

7)
In the event that Party B intends to place outdoor advertisement, it shall obtain the prior written consent of Party A and relevant approval of relevant authority and comply with relevant laws and regulations. Party B shall be responsible for the safety of placing such advertisement and the management of such advertisement.

Article 9 Fire Control and Manufacture

1)	Party B shall comply with relevant laws and regulations in respect of the fire control and manufacture and make good arrangements to secure the safety.

2)
In the event that Party B intends to make alterations or improvements of the Lease Property, it shall deliver the alteration or improvements plan in writing to Party A for review and obtain the written approval of Party A. Party B shall go through relevant procedures with the fire control authority and obtain relevant approvals.

3)	Party B shall adopt necessary measures to protect the fire control facilities (such as fireplug, fire extinguisher, emergency light etc.) in the Lease Property.

4)	During the lease term, Party B shall ensure that the evacuation path and safe exit are unblocked. Party B shall not take up the firebreak or block the evacuation path.

5)
Party A shall be entitled to examine, supervise the fire control and manufacture of Party B and request Party B cure the defects. Party A is entitled to terminate this Agreement if Party B refuses to do so.

6)
Any liability or loss incurred from the fire control or manufacture of Party B shall be born by Party B, and any loss incurred from such matter to Party A or any third party also shall be born by Party B.

Article 10 Labor Dispute

1)
During the lease term, Party B shall be responsible for the employee salaries and purchase social insurance and responsible for work-related injury, medical treatment of its employees subject to the Labor Law and any other relevant laws. If Party B fails to fulfill its obligations in this Article 10 after Party A gives written notice, Party A shall be entitled to terminate this Agreement.

2)	Any liability incurred from the aforesaid matter shall be born by Party B, and if any loss incurred from the aforesaid matter to Party A, Party A shall be entitled to claim for damages.

Article 11 Other Fees of Party B

1)	The charge for electricity of each month shall be calculated on the basis of actual used electricity and in accordance with the charging standard adopted by the Agricultural and Electrical Company.

2)	The telephone fees shall be paid directly to the relevant authority by Party B.

3)	The water fees shall be calculated in accordance with the fee schedule adopted by the Water Company.

4)	All the fees in respect of the debt, credit, governmental management, Business License, taxes, property lease etc.

Article 12 Sublease

Without prior consent of Party A, Party B shall not sublease part or whole of the Lease Property to any third party. In case Party A agrees to the sublease, the rent of the sublease shall be decided by Party A and Party A has the right to the part of sublease rent which exceeds the rent for Party B.

Article 13 Termination and Extension of the Agreement

When the lease term expires, Party B shall guarantee the intactness of the Lease Property and all its facilities and go through the following procedures:

1)	settle all the fees (including rental, charge for water and electricity and other payable fees);

2)	deliver the keys, the Lease Property and its facilities subject to relevant provisions of this Agreement to Party A, and compensate for any damages (if any);

3)
transfer the extended premises, water and electricity facilities to Party A without charge, transfer the improvements to Party A according to Party A’s requirement, recover or repair the premises if necessary and pay relevant expenses.

4)
Party A shall return the Deposit to Party B, and Party B shall vacate the Lease Property within 3 days. In case Party B fails to vacate the Lease Property within 3 days, the title of the property located in the Lease Property shall be deemed as being abandoned by Party B, and Party A shall be entitled to dispose of such property and claim for double rent for the overdue period from Party A.

5)
If Party B needs to continue the use of the Lease Property after the Contract expires, it shall submit a written notice 3 months prior to the expiration of the lease term to Party A and Party B shall have the right of first refusal.

Article 14 Termination of the Agreement due to Party B’s Fault

In case Party B terminates this Agreement unilaterally, it shall pay compensation to Party A in an amount equal to two month’s rent and Party A shall be entitled to retain the Deposit. If any loss to Party A is incurred from the termination, Party A shall be entitled to possess certain property of Party B as collaterals in accordance with the extent of the loss, and if no agreement can be reached within 15 days, Party A shall be entitled to dispose of the aforesaid collaterals to set off the loss of Party A and retain the right for further claims. It shall be deemed as termination of this Agreement by Party B if any of the following condition is satisfied:

1)	Party B subleases the Lease Property without Party A’s consent;

2)	Party B alters the structure and usage of the Lease Property unilaterally;

3)	Party B produces counterfeit and inferior products and engages in other unlawful businesses;

4)	Party B fails to comply with the Labor Law and Fire Control Rules and fails to cure after receiving relevant notice;

5)	Party B damages the Lease Property on purpose;

6)	Party B delays to pay the rental for at least one month;

Article 15 Automatic Termination of the Agreement

During the lease term, this Agreement shall be terminated and each of the parties shall be free from liability in case that any of the following conditions is satisfied:

1) The Agreement cannot be performed due to force majeure or unexpected accidents;

2) Government decides to confiscate the Lease Property;

3) Any other conditions subject to relevant laws.

Article 16 Performance of this Agreement

During the lease term, any party who fails to perform any obligation stipulated in this Agreement shall bear corresponding liability subject to relevant provisions under this Agreement. In case any lease agreement is needed for completing relevant procedures with the relevant authority, this Agreement shall prevail for the purpose of performing such lease agreement.

Article 17 Dispute Settlement

Any dispute arising out of this Agreement shall be negotiated by both parties, and if no agreement can be reached, either party may bring relevant lawsuit to the court within the jurisdiction.

Article 18 Side Agreement

Any issue not covered by this Agreement shall be otherwise agreed by both parties in a side agreement. The side agreement shall prevail in terms of any discrepancy between the side agreement and the Agreement.

Article 19 Effect of this Agreement

There are two originals of this Agreement. Each party shall hold one original. The two originals shall have the same legal effect.

Party A:

Fuyong Yingfeng Machinery & Equipment Factory
(Corporate Seal)

Party B:

Shenzhen Ritar Power Co., Ltd.
(Corporate Seal)

Date: 15th March, 2007